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                                                                     EXHIBIT 12

  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                    (in thousands of dollars except ratios)

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
                                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------------------
                                                        1994       1993         1992       1991         1990
                                                      -------     ------      -------     ------      -------
                                                         (EXPRESSED IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA
Income (loss) before income taxes and
 minority interest                                    $16,478    $(3,785)    $(46,000)    $(5,525)    $14,056
Minority interest in income of
 majority-owned subsidiaries                           (4,978)    (4,709)      (1,182)          -           -
                                                      -------    -------     --------     -------     -------
Income (loss) before income taxes and
 cumulative effects of accounting changes              11,500     (8,494)     (47,182)     (5,525)     14,056
                                                      -------    -------     --------     -------     -------
Add fixed charges included in income (loss):
  Interest expense                                      7,369      8,406        1,375       2,290         774
  Amortization of deferred financing costs                204      1,073          269         269         262
  Interest portion of rental expenses (33%)             1,744        468          528         429         396
                                                      -------    -------     --------     -------     -------
  Sub-total fixed charges Included in income (loss)     9,317      9,947        2,172       2,988       1,432
                                                      -------    -------     --------     -------     -------
Earnings (loss)                                       $20,817    $ 1,453     $(45,011)    $(2,537)    $15,488
                                                      -------    -------     --------     -------     -------
Fixed Charges Included in income (loss)               $ 9,317    $ 9,947     $  2,172     $ 2,988     $ 1,432
Capitalized interest                                    6,353      6,655        8,885       6,000       6,015
                                                      -------    -------     --------     -------     -------
  Total fixed charges                                  15,670     16,602       11,057       8,988       7,447
                                                      -------    -------     --------     -------     -------
Preferred dividends                                     9,442      7,208            -           -           -
                                                      -------    -------     --------     -------     -------
  Combined fixed charges and
   preferred dividends                                $25,112    $23,810     $ 11,057     $ 8,988     $ 7,447
                                                      -------    -------     --------     -------     -------
Ratio of earnings to fixed charges                       1.33          -           (1)         (1)       2.08

Amount by which fixed charges exceed earnings               -    $15,149     $ 56,067     $11,525           -

Ratio of earnings to combined fixed charges
 and preferred dividends                                    -          -           (1)         (1)       2.08

Amount by which combined fixed charges and
 preferred dividends exceed earnings                  $ 4,295    $22,357     $ 56,067     $11,525           -


(1) Earnings were inadequate to cover fixed charges in these periods as a result of asset writedowns and other non-cash charges.

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